                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [X]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 CONSECO, INC.
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                (Name of Registrant as Specified in Its Charter)
                                Bowne of Chicago
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing party:

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     (4) Date filed:

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(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1998

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the "Company"), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 11:00 a.m., local time, on May 14, 1998, for the following purposes:

     1. To elect three directors for terms ending in 2001;

     2. To approve the performance-based bonus provisions in the proposed Employment Agreement between the Company and Stephen C. Hilbert;

     3. To approve the Conseco Performance-Based Compensation Plan for Executive Officers; and

     4. To consider such other matters as may properly come before the meeting.

     Holders of record of outstanding shares of the common stock ("Common Stock") and Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES") of the Company as of the close of business on March 31, 1998, are entitled to notice of and to vote at the meeting. Holders of Common Stock and PRIDES will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of PRIDES have 4/5 of one vote for each share held of record.

     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                        By Order of The Board of Directors

                                        JOHN J. SABL
                                        John J. Sabl, Secretary

April 10, 1998
Carmel, Indiana

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on May 14, 1998, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 10, 1998. Proxies are being solicited principally by mail. Georgeson and Company, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $11,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

     If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

     Only holders of record of shares of Conseco's common stock ("Common Stock") and shares of Conseco's Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES" and, together with the Common Stock, the "Conseco Voting Stock") as of the close of business on March 31, 1998, will be entitled to vote at the meeting. On such record date, Conseco had 186,691,453 shares of Common Stock and 1,895,250 shares of PRIDES outstanding and entitled to vote. Holders of Common Stock and PRIDES will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of PRIDES will be entitled to 4/5 of one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

     The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the three nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have no effect on any matter submitted to the shareholders for a vote at the Annual Meeting.

                              SECURITIES OWNERSHIP

     The following table sets forth information as of April 9, 1998 regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 14 individually, and by all Directors and executive officers of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the Director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. The amounts shown below for each of the Directors and executive officers do not include: (i) stock options which are not exercisable within 60 days of April 9, 1998 providing for the right to purchase an aggregate of 7,302,973 shares of Common Stock; and (ii) an aggregate of 2,715,240 units (each representing one share of Common Stock) under Conseco's Amended and Restated Stock Bonus and Deferred Compensation Program (the "Deferred Compensation Program") and the Conseco 1994 Stock and Incentive Plan (the "1994 Stock Plan"). See footnote (2) to the Summary Compensation Table and Executive Compensation, Related Party Transactions and Other Information -- Compensation of Directors. Except as indicated below, the executive officers and Directors do not own any shares of any other class of equity securities of Conseco.

                                                                               SHARES OWNED AND
                                                                              NATURE OF OWNERSHIP
                                                                            -----------------------
TITLE OF CLASS                      NAME AND ADDRESS(1)                       NUMBER        PERCENT
--------------                      -------------------                       ------        -------
                 5-Percent Owners:
Common Stock     Alex. Brown Investment Management........................  11,315,380(2)     6.1%
                   One South Street
                   Baltimore, MD 21202
Common Stock     Stephen C. Hilbert.......................................  10,313,816(3)     5.4
                   11825 N. Pennsylvania Street
                   Carmel, IN 46032
                 Directors and Executive Officers:
Common Stock     James S. Adams...........................................     337,596(4)       *
PRIDES                                                                                          *
                                                                                 1,000(5)
Common Stock     Ngaire E. Cuneo..........................................   1,833,882(6)       *
Common Stock     David R. Decatur, M.D....................................     245,710(7)       *
Common Stock     Rollin M. Dick...........................................   4,655,033(8)     2.5
Common Stock     Donald F. Gongaware......................................   4,395,202(9)     2.3
Common Stock     M. Phil Hathaway.........................................     138,793(10)      *
Common Stock     Stephen C. Hilbert.......................................  10,313,816(3)     5.4
Common Stock     James D. Massey..........................................     237,000(11)      *
Common Stock     Dennis E. Murray, Sr.....................................   2,268,796(12)
Common Stock     John M. Mutz.............................................      22,300(13)      *
Common Stock     Directors and executive officers as a group (12            24,672,256(14)   12.8
                 persons).................................................

------------
 (1) Address given for 5-percent owners only.

 (2) According to a Schedule 13G dated February 10, 1998, filed with the Securities and Exchange Commission, the holder is a registered investment advisor. The holder has indicated that it has sole voting power with respect to 2,797,011 of such shares and sole dispositive power with respect to 11,291,048 of such shares.

 (3) Of these shares, 2,845,540 are subject to options held by Mr. Hilbert which are exercisable within 60 days, 2,686,822 are owned by trusts as to which he has voting and investment power, 60,000 are owned by a trust as to which Mr. Hilbert's wife has sole voting and investment power, 675,000 (including 20,000 subject to a currently exercisable warrant) are held by a charitable foundation as to which he shares voting and investment power and 15 shares are attributable to his account under the ConsecoSave Plan, a 401(k) savings plan. Mr. Hilbert expressly disclaims beneficial ownership of all shares owned by the trust as to which his wife has sole voting and investment power and the charitable foundation.

 (4) Of these shares, 118,920 are subject to options held by Mr. Adams which are exercisable within 60 days and 8,888 are attributable to his account under the ConsecoSave Plan.

 (5) These shares are held by an estate of which Mr. Adams is the beneficiary.

 (6) Of these shares, 100,000 are held by trusts for the benefit of Ms. Cuneo's children, 755,607 are subject to options held by Ms. Cuneo which are exercisable within 60 days, 10,000 are subject to a currently exercisable warrant held by her and 290 are attributable to her account under the ConsecoSave Plan.

 (7) Of these shares, 5,000 are subject to options held by Dr. Decatur which are exercisable within 60 days, and 710 shares are held by a partnership of which Dr. Decatur is a general partner.

 (8) Of these shares, 815,836 are owned by Mr. Dick's wife, 479,632 (including 20,000 subject to a currently exercisable warrant) are owned by a charitable foundation as to which shares he shares voting and investment power, 1,400,000 are owned by limited partnerships of which Mr. Dick is the general partner, 987,200 are subject to options held by Mr. Dick which are exercisable within 60 days, 175,000 are owned by a trust as to which Mr. Dick's wife has sole voting and investment power, 200,000 are owned by a trust as to which Mr. Dick shares voting and investment power and 1,421 are attributable to Mr. Dick's account under the ConsecoSave Plan. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife, the trust as to which she has sole voting and investment power, and the charitable foundation.

 (9) Of these shares, 75,600 (including 20,000 subject to a currently exercisable warrant) are owned by a charitable foundation as to which he shares voting and investment power, 796,000 are owned by charitable trusts as to which he shares voting and investment power, 72,000 are owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 87,579 are owned by a trust as to which Mr. Gongaware shares voting and investment power, 960,825 are subject to options held by Mr. Gongaware which are exercisable within 60 days and 1,293 are attributable to Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by the trusts as to which his wife has sole voting and investment power and the charitable foundation.

(10) Of these shares, 16,000 are owned by Mr. Hathaway's wife, and 33,000 are subject to options held by Mr. Hathaway which are exercisable within 60 days.

(11) Of these shares, 33,000 are subject to options held by Mr. Massey which are exercisable within 60 days.

(12) Of these shares, 796 are owned by Mr. Murray's wife, 1,184,000 are owned by retirement plan trusts as to which Mr. Murray shares voting and investment power, and 33,000 are subject to options held by Mr. Murray which were exercisable within 60 days. Mr. Murray disclaims beneficial ownership of the shares held by his wife.

(13) Of these shares, 1,000 are subject to options held by Mr. Mutz and 1,300 shares are held by Mr. Mutz's wife. Mr. Mutz disclaims beneficial ownership of the shares held by his wife.

(14) Includes 5,960,708 shares subject to outstanding stock options and warrants which are exercisable within 60 days.

  *  Less than 1%.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of nine members, divided into three classes containing three members each. Each of the three Directors to be elected at the Annual Meeting has been nominated to serve a term of three years expiring in 2001. All Directors will serve until their successors are duly elected and qualified.

     Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of
Conseco:

                                            DIRECTOR      POSITIONS WITH CONSECO, PRINCIPAL       TERM
               NAME AND AGE                  SINCE       OCCUPATION AND BUSINESS EXPERIENCE     EXPIRING
               ------------                 --------     ----------------------------------     --------
Nominees for Election as Directors:
Stephen C. Hilbert, 52....................    1979     Since 1979, Chairman of the Board and      2001
                                                         Chief Executive Officer, and since
                                                         1988 President, of Conseco. Also a
                                                         Director of Vail Resorts Inc.
Ngaire E. Cuneo, 47.......................    1994     Since 1992, Executive Vice President,      2001
                                                         Corporate Development of Conseco.
                                                         Also a Director of Duke Realty
                                                         Investments, Inc. and NAL Financial
                                                         Group Inc.
M. Phil Hathaway, 68(1)(2)................    1984     Retired. Formerly, Treasurer of Cook       2001
                                                         Group, Inc. (medical equipment,
                                                         property and casualty insurance, and
                                                         real estate development operations).
Directors Whose Terms of Office will
  Continue After the Meeting:
David R. Decatur, M.D., 59................    1995     Since 1967, a physician practicing in      1999
                                                         Indianapolis, Indiana. Since 1991,
                                                         President and Chief Executive Officer
                                                         of Innovative Health Systems, Inc.
                                                         (health and nutritional products).
Donald F. Gongaware, 62...................    1985     Retired. From 1985 to March 1998,          1999
                                                         Executive Vice President of Conseco.
John M. Mutz, 62(2).......................    1997     President of PSI Energy, Inc. (electric    1999
                                                         utility) since 1993. From 1989 to
                                                         1993, President of Lilly Endowment
                                                         Inc. (charitable foundation). From
                                                         1980 to 1988, Lieutenant Governor of
                                                         the State of Indiana.
Rollin M. Dick, 66........................    1986     Since 1986, Executive Vice President       2000
                                                         and Chief Financial Officer of
                                                         Conseco. Also a Director of General
                                                         Acceptance Corporation and
                                                         Brightpoint, Inc.

                                            DIRECTOR      POSITIONS WITH CONSECO, PRINCIPAL       TERM
               NAME AND AGE                  SINCE       OCCUPATION AND BUSINESS EXPERIENCE     EXPIRING
               ------------                 --------     ----------------------------------     --------
James D. Massey, 63(1)(2).................    1994     Retired. Formerly, President and           2000
                                                         Deputy Chief Executive Officer of
                                                         Merchants National Corp. and
                                                         Chairman, President and Chief
                                                         Executive Officer of Merchants
                                                         National Bank (banking).
Dennis E. Murray, Sr., 58(1)(2)...........    1994     Since 1964, partner or principal of the    2000
                                                         Ohio law firm of Murray & Murray Co.,
                                                         L.P.A. and its predecessor.

------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

   PROPOSAL TO APPROVE THE PERFORMANCE-BASED BONUS PROVISIONS IN THE PROPOSED
                  EMPLOYMENT AGREEMENT WITH STEPHEN C. HILBERT

     As indicated in the Report of the Compensation Committee contained herein, the Compensation Committee determined that it would be in the best interests of the Company to enter into a new employment agreement with Stephen C. Hilbert (the "CEO") to be effective January 1, 1998 (the "New CEO Contract"). The New CEO Contract is subject to shareholder approval of the performance-based bonus provisions included in the new CEO Contract (the "CEO Bonus Provisions"). If the shareholders do not approve the CEO Bonus Provisions, the existing Employment Agreement between Conseco and Mr. Hilbert dated January 1, 1987, as amended (the "1987 CEO Contract"), will remain in effect.

     The following summary is qualified in its entirety by reference to the full text of the CEO Bonus Provisions attached as Exhibit A to this Proxy Statement.

     Under the 1987 CEO Contract, Mr. Hilbert is entitled to an annual bonus equal to 3 percent of the net profits of the Company. (For purposes of such contract, "net profits" means the consolidated pre-tax profits of the Company and its subsidiaries from their normal operations, prior to adjustment for the CEO's bonus and does not include income from sales and exchanges of assets other than in the ordinary course of business or other extraordinary income items.) The bonus under the 1987 CEO Contract cannot be reduced without the consent of Mr. Hilbert. Under the proposed CEO Bonus Provisions, Mr. Hilbert would be entitled to a minimum annual bonus equal to the lesser of: (i) the Non-Discretionary Amount (as defined below) for such year; or (ii) 3 percent of the Annual Net Profits (as defined below). Mr. Hilbert would be entitled to receive a bonus for any year in excess of the minimum amount only if payment of that additional bonus amount would not exceed 3 percent of the annual Net Profits and would not reduce the Company's ROE (as defined in the CEO Bonus Provisions) for such year to less than 15 percent. In addition, the Compensation Committee would have the authority under the CEO Bonus Provisions to reduce the bonus payable to Mr. Hilbert for any year but not below the minimum amount.

COMPUTATION OF BONUS

     In order to calculate the bonus payable to the CEO under the CEO Bonus Provisions, the maximum potential bonus for such year (the "Maximum Bonus") would first be computed. The Maximum Bonus equals 3 percent of the annual Net Profits (as defined below) for such year. The Maximum Bonus for a year shall be payable, without reference to any other tests, to the extent it does not exceed the Non-Discretionary Amount (as defined below) for such year. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to the CEO and the executive officers of the Company. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each case net of applicable tax) of: (i) extraordinary items; (ii) discontinued operations; and (iii) the cumulative effects of changes in accounting principles.

     If the Maximum Bonus exceeds the Non-Discretionary Amount for such year, a separate calculation would then be made to determine what portion, if any, of the Maximum Bonus in excess of the Non-Discretionary Amount could be paid and still permit the Company's ROE (as determined pursuant to paragraph (iii) of the CEO Bonus Provisions, the "ROE") for such fiscal year to be at least 15 percent (such amount exceeding the Non-Discretionary Amount and meeting such 15 percent ROE test for such fiscal year being referred to as the "Additional Potential CEO Bonus"). The Additional Potential CEO Bonus for such year would then be payable to Mr. Hilbert, but the Compensation Committee would have the discretion to reduce or eliminate the payment of the Additional Potential CEO Bonus for such year.

     Under the CEO Bonus Provisions, the Non-Discretionary Amount for each of 1998 and 1999 would be $13.5 million. The Base Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year"), to be the arithmetic average of the sum of the Non-Discretionary Amount and the Additional Potential CEO Bonus, in each case regardless of the amount of bonus actually paid, for the two fiscal years immediately preceding such Adjustment Year. The Non-Discretionary Amount as so adjusted would remain the same with respect to the two fiscal years following such Adjustment Year.

AMOUNTS PAYABLE

     The amounts of any awards that may be payable to Mr. Hilbert under the bonus provisions of the New CEO Contract for 1998 and subsequent years currently cannot be determined. If the New CEO Contract had been in effect in 1997, the maximum award payable (which could have been reduced in the discretion of the Compensation Committee) to Mr. Hilbert would have been $28.3 million and the minimum bonus payable would have been $13.5 million (assuming that the Non-Discretionary Amount for 1997 would have been the same as the Non-Discretionary Amount for 1998). Under the 1987 CEO Contract, the bonus payable to Mr. Hilbert for 1997 was $27.4 million; such amount was reduced to $15 million pursuant to an agreement between Mr. Hilbert and the Compensation Committee. The Compensation Committee believes that the bonus amount it would have paid to Mr. Hilbert if the CEO Bonus Provisions had been in effect for 1997 would have been the same as the $15 million cash bonus paid for 1997 under the 1987 CEO Contract. See Report of the Compensation Committee.

CERTAIN TAX ASPECTS

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), contains special limits on the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers if the compensation exceeds $1 million in any one year. However, the Company can preserve the deductibility of compensation in excess of $1 million if the compensation is paid under a plan that has been approved by the shareholders and otherwise qualifies as "performance-based" under Section 162(m). The CEO Bonus Provisions have been designed to qualify as performance-based compensation under Section 162(m). Assuming shareholder approval, therefore, the Company believes that it will be able to deduct compensation paid under the CEO Bonus Provisions. If the shareholders do not approve the CEO Bonus Provisions, the Company would be unable, beginning in 1998, to deduct bonus payments to Mr. Hilbert under the 1987 CEO Contract.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE PERFORMANCE-BASED BONUS PROVISIONS IN THE PROPOSED EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND STEPHEN C. HILBERT.

               PROPOSAL TO APPROVE PERFORMANCE-BASED COMPENSATION
                          PLAN FOR EXECUTIVE OFFICERS

     The Compensation Committee has recommended the adoption of the Conseco Performance-Based Compensation Plan for Executive Officers (the "Executive Officer Plan") which provides for an incentive-based formula to determine the amount of cash bonus compensation payable to the executive officers of the Company other than the chief executive officer. See Report of the Compensation Committee. If approved by the shareholders, the Executive Officer Plan will supersede for years beginning with 1998 the Conseco Performance-Based Compensation Bonus Plan for Executive Vice Presidents (the "EVP Plan") that was adopted in 1994 and was approved by the shareholders at the 1994 annual meeting. If the Executive Officer Plan is not approved by the shareholders, the EVP Plan will remain in effect. The following summary is qualified in its entirety by reference to the full text of the Executive Officer Plan which is attached as Exhibit B to this Proxy Statement.

ELIGIBLE INDIVIDUALS

     If approved by the shareholders, the Executive Officer Plan would be effective beginning with calendar year 1998 and would cover all executive officers of the Company, other than the chief executive officer (the "Executive Officers"). As of the date of this Proxy Statement, the individuals covered by the Executive Officer Plan would be James S. Adams, Ngaire E. Cuneo, Rollin M. Dick, Thomas J. Kilian and John J. Sabl. Of those individuals, all but Mr. Adams are currently covered by the EVP Plan.

COMPUTATION OF BONUS

     The performance-based criteria contained in the Executive Officer Plan are similar to those contained in the CEO Bonus Provisions of the New CEO Contract. The Executive Officer Plan provides that the maximum bonus payable to one of the Executive Officers cannot exceed one-third of the bonus paid to the chief executive officer for such year.

     In order to calculate the bonus payable to an Executive Officer, the maximum potential bonus per officer for such year (the "Maximum Bonus") would first be computed. The Maximum Bonus equals 1 percent of the annual Net Profits (as defined below) for such year. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to the chief executive officer and the Executive Officers. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each case net of applicable tax) of: (i) extraordinary items; (ii) discontinued operations; and (iii) the cumulative effects of changes in accounting principles.

     A separate calculation would then be made to determine what portion, if any, of the Maximum Bonus in excess of the Base Amount (as defined below) could be paid per Executive Officer and still permit the Company's ROE (as determined pursuant to paragraph 3 of the Executive Officer Plan, the "ROE") for such fiscal year to be at least 15 percent (such amount exceeding the Base Amount and meeting such 15 percent ROE test for such fiscal year being referred to as the "Additional Potential Bonus"). The bonus payable to each Executive Officer for such fiscal year would be 1 percent of the Net Profits for such fiscal year, but only to the extent such bonus does not exceed the sum of the Base Amount and the Additional Potential Bonus for such fiscal year; provided, that: (i) no Executive Officer shall receive a bonus pursuant to the Executive Officer Plan for a fiscal year in excess of the Base Amount to the extent such total bonus would exceed one-third of the total bonus paid to the chief executive officer for such fiscal year; and (ii) such bonus may be reduced as provided below.

     Under the Executive Officer Plan, the Base Amount for each of 1998 and 1999 would be $4.5 million. The Base Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year"), to be the arithmetic average of the sum of the Base Amount and the Additional Potential Bonus, in each case regardless of the amount of bonus actually paid, for the two fiscal years immediately preceding such Adjustment Year. The Base Amount as so adjusted would remain the same with respect to the two fiscal years following such Adjustment Year.

     Upon the recommendation of Conseco's chief executive officer, the Compensation Committee may reduce the amount of the bonus that would have been payable under the Executive Officer Plan to any of the affected executives. Such reduction shall be at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders. The respective bonus to each Executive Officer for the fiscal year, minus the quarterly payments previously paid to such Executive Officer, would be paid as soon as practicable after the Compensation Committee has certified that the payment meets the Net Profits test.

     The Compensation Committee will have the sole authority to administer the Executive Officer Plan and make all decisions to interpret and apply its provisions.

AMOUNTS PAYABLE UNDER THE EXECUTIVE OFFICER PLAN

     The amounts of any awards that may be payable to Executive Officers under the Executive Officer Plan for 1998 and subsequent years currently cannot be determined. If the Executive Officer Plan had been in effect in 1997, the maximum award payable to an individual Executive Officer (which could have been reduced in the discretion of the Compensation Committee upon recommendation of the CEO) would have been substantially the same as the maximum amount of $9,434,000 payable to each EVP under the EVP Plan. The Compensation Committee believes that the amount it would have awarded to each of the covered Executive Officers would have been the same as the cash bonuses paid for 1997 under the existing EVP Plan. See Report of the Compensation Committee.

CERTAIN TAX ASPECTS

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), contains special limits on the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers if the compensation exceeds $1 million in any one year. However, the Company can preserve the deductibility of compensation in excess of $1 million if the compensation is paid under a plan that has been approved by the shareholders and otherwise qualifies as "performance-based" under Section 162(m). The Executive Officer Plan has been designed to qualify as performance-based compensation under
Section 162(m). Assuming shareholder approval, therefore, the Company believes that it will be able to deduct compensation paid under the Executive Officer Plan.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE CONSECO PERFORMANCE-BASED COMPENSATION PLAN FOR EXECUTIVE OFFICERS.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                             AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is authorized to set the compensation of Conseco's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Compensation Committee seeks to align the interests of senior executive management with the interests of shareholders by providing for a substantial portion of the compensation paid to such officers to be tied directly to the financial results of the Company and the performance of the Company's Common Stock. The Compensation Committee administers the 1994 Stock Plan, the 1997 Plan, the Deferred Compensation Program and other incentive plans and will administer the Executive Officer Plan, if the adoption of such plan is approved by the shareholders. The Compensation Committee is currently composed of three independent, non-employee members of the Board.

     CEO Compensation

     1987 CEO Contract. The compensation of the Company's chief executive officer currently is established by the terms of the 1987 CEO Contract. Under the 1987 CEO Contract, the major portion of the CEO's cash compensation is tied directly to the Company's financial performance, because his annual cash bonus is a fixed percentage (3 percent) of the Company's consolidated pre-tax net profits for the year (before deduction of the bonus payable to the CEO under the CEO Contract). For 1997, such consolidated pre-tax net profits were $914.9 million, resulting in a bonus payable to the CEO under the CEO Contract of $27,447,357. Mr. Hilbert suggested to the Compensation Committee that he would be willing to accept a reduction in the amount of his bonus for 1997 to $15 million. Such reduction was made pursuant to an agreement between the Compensation Committee and Mr. Hilbert.

     Proposed New CEO Contract. The Compensation Committee and Mr. Hilbert had decided to review his performance-based compensation prior to the 1998 annual meeting of shareholders because, under Section 162(m) of the Code, the bonus compensation paid to Mr. Hilbert under the 1987 CEO Contract would not be deductible for federal income tax purposes for 1998 and subsequent years without shareholder approval. In January 1998, Mr. Hilbert submitted to the Compensation Committee a proposal to modify his existing compensation arrangements. The proposal included: (i) a change in the calculation of his bonus (including the grant of authority to the Compensation Committee to reduce the amount of bonus paid below 3 percent of the net pre-tax profits of the Company); (ii) an increase in the base salary from $250,000 per year to $1 million per year; (iii) a change in the severance payments payable to Mr. Hilbert upon termination of employment; and (iv) a special stock option grant.

     The Compensation Committee held several meetings to discuss the terms of a proposed new employment agreement with Mr. Hilbert. In discussing proposed changes, the Compensation Committee considered: (i) past and projected growth in the earnings of the Company and amounts payable under the bonus provisions of the 1987 CEO Contract; (ii) the desirability of adding a return on equity test to the calculation of a portion of the bonus; (iii) the advisability of providing the Compensation Committee with the authority to reduce the CEO's compensation from the levels that might be payable under a strictly numerical formula such as the bonus formula in the 1987 CEO Contract; (iv) the desire to provide for deductibility for federal income tax purposes of the amounts payable to the CEO under any performance-based compensation arrangement; (v) the terms of employment agreements with the other executive officers of the Company; (vi) the fact that the CEO had not received a stock option grant (other than reload grants) since 1995; and (vii) the past and expected future contributions of the CEO to the Company. These factors were considered subjectively by the Compensation Committee and no particular weight was assigned to any individual factor.

     Based on the foregoing, the Compensation Committee approved a new Employment Agreement between the Company and Mr. Hilbert (the "New CEO Contract"). The New CEO Contract will be effective beginning with calendar year 1998 if the shareholders approve the CEO Bonus Provisions included in the New CEO Contract. If the shareholders do not approve such provisions, the 1987 CEO Contract would remain in effect and the Company would be unable to deduct for 1998 and subsequent years the compensation in excess of $1 million paid to the CEO. See -- Proposal to Approve the Performance-Based Provisions in the Proposed Employment Agreement with Stephen C. Hilbert. The principal provisions of the 1987 CEO Contract and the proposed New CEO Contract are as follows:

     Term. Each employment agreement provides for a term of five years, which is automatically renewed each year for successive five year periods unless either party notifies the other of its intention not to renew.

     Salary. The 1987 CEO Contract provides for an annual salary of $250,000. The New CEO Contract provides for an annual salary of $1 million, which would be the first increase in the CEO's salary in more than 10 years.

     Bonus. Under the 1987 CEO Contract, the CEO is entitled to 3 percent of net profits (as defined in such contract) and neither the Compensation Committee nor the Board of Directors has the authority to reduce the CEO's bonus below such amount. The proposed New CEO Contract would continue to calculate a maximum bonus based on 3 percent of Net Profits (as defined). The CEO Bonus Provisions include an additional test which provides that bonus payments to the CEO in excess of the Non-Discretionary Amount could be paid only if the Company's ROE after such payment would be at least 15 percent. The Compensation Committee would have the authority and discretion under the CEO Bonus Provisions to reduce the CEO's bonus but not below the Non-Discretionary Amount ($13.5 million for 1998) (assuming such amount is at least equal to 3 percent of Net Profits). See Proposal to Approve the Performance-Based Bonus Provisions in the Proposed Employment Agreement with Stephen C. Hilbert.

     Option Grant. The New CEO Contract provides for the CEO to receive a grant of an option to purchase 1.5 million shares at the fair market value of the Common Stock on the date of shareholder approval of the CEO Bonus Provisions. Such option would vest 50 percent at the end of three years, 25 percent at the end of four years and 25 percent at the end of five years. The 1987 CEO Contract did not contain a stock option grant, but Mr. Hilbert did receive a stock option grant in January 1987 for 650,000 shares (such number having been adjusted for stock splits).

     Severance Payments. The New CEO Contract would provide for the CEO to receive, upon termination of his employment by the Company, an amount equal to five years' salary plus five times the Non-Discretionary Amount. The 1987 CEO Contract provides for the payment of five years' salary in the event of such termination. In such circumstances the CEO would be entitled, under the New CEO Contract, to a full gross-up to cover additional taxes resulting from such severance payments, based on the combined federal and state tax rates then in effect. The 1987 CEO Contract provides for a gross-up to cover additional taxes based on an assumed 40 percent combined tax rate.

     Compensation of Other Executive Officers

     Conseco's Executive Vice Presidents ("EVPs"), are employed under employment agreements which provide for a base salary and annual cash bonuses in the discretion of the Board of Directors. In 1994, the Compensation Committee adopted the Performance-Based Compensation Bonus Plan for Executive Vice Presidents (the "EVP Plan") under which cash bonuses for the EVPs are determined by a formula in compliance with Section 162(m) of the Code. The EVP Plan was approved by the shareholders at the 1994 annual meeting.

     The EVP Plan provides for annual performance-based cash bonuses determined based upon a percentage of Conseco's consolidated pre-tax net profits for the year (before deduction of bonuses payable to the EVPs under the EVP Plan or to the CEO under the 1987 CEO Contract). Under the EVP Plan, each of the EVPs was entitled to receive for 1997 a performance-based cash bonus equal to one percent of the consolidated pre-tax net profits of Conseco. Such percentage was determined based upon the average return on equity ("ROE") of Conseco for the three years ending December 31, 1996 compared to the average ROE of all publicly-held life and health insurance companies for the same period (the "ROE Ratio"). Because the ROE Ratio was greater than 200 percent for such three-year period, each EVP was entitled to a bonus for 1997 equal to 1 percent of the consolidated pre-tax net profits of Conseco. The consolidated pre-tax net profits of Conseco for 1997 were $943.4 million (before deduction of bonuses payable to the EVPs and CEO), resulting in a maximum bonus payable to each EVP of $9,434,000 for 1997. The Compensation Committee has the sole discretion, taking into account such subjective factors or other matters as the committee members believe are appropriate in the best interests of Conseco and its shareholders, to decrease the bonus otherwise payable to an EVP under the Bonus Plan, if the CEO recommends such a decrease. For 1997, the CEO recommended a decrease in the bonuses from the maximum amount payable under the EVP Plan to $3,816,000 for each of Messrs. Dick and Gongaware and $2,612,000 for Ms. Cuneo. The Compensation Committee determined that such bonuses were in the best interests of the Company and its shareholders and were appropriate based on the results of the Company's operations during 1997 and the responsibilities which each officer assumed during 1997.

     The Compensation Committee also recommended the adoption of the Executive Officer Plan to supersede the EVP Plan. The EVP Plan had been designed when the Company had a more leveraged capital structure and the continued calculation of bonuses based on the ROE Ratio was deemed to be inappropriate in light of the expanded equity base and reduced leverage of the Company. The calculation of bonuses under Executive Officer Plan was designed to be consistent with the proposed CEO Bonus Provisions and to allow participation by executive officers who do not carry an executive vice president title. See Proposal to Approve Performance-Based Compensation Plan for Executive Officers.

     Stock Options

     The Compensation Committee views the grant of stock options to be the Company's key long-term incentive reward program for the Company's officers, including the Named Officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the EVP level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation. Options have been granted periodically to the Named Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability. The number of options granted to the CEO and the EVPs is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company.

     In May 1997, the Board of Directors approved an option exercise reload program under which the CEO and the EVPs exercised outstanding vested stock options to purchase 9,073,644 shares of Common Stock. The options exercised would otherwise have remained exercisable until the years 1998 through 2006. As a result of the exercise, the Company will be able to realize a tax deduction of approximately $241.9 million, equal to the aggregate tax gain recognized by the executives as a result of the exercise plus Company payroll taxes. No cash was either received or paid by the participants in the program; participants paid for the exercised options by tendering 3,033,575 previously owned shares and Conseco withheld 2,757,525 shares from the exercise proceeds to cover federal and state taxes owed by the executives as a result of the exercise transaction. As part of the inducement to exercise the options, the Compensation Committee also granted new options at the current market price to the CEO and the EVPs equal to the number of shares surrendered and withheld for taxes.

     Net of withheld shares, the participants received 3,282,544 shares of Common Stock in the program. As a result of the program, the number of shares owned by executives increased and the dilution attributable to stock options decreased. The program also made it possible for the executives to avoid having to sell a large number of shares in the open market to pay the tax obligations generated by the option exercise, thereby eliminating a potentially adverse effect on the market price of the Common Stock. No other options were granted in 1997 to the CEO or the Named Officers, except for an option granted to James S. Adams to purchase 6,000 shares.

     The Compensation Committee believes options previously granted provided appropriate incentives to the CEO and the EVPs to make significant contributions to increases in the market capitalization of Conseco. The Compensation Committee desired to continue such incentives.

     Stock Units

     The CEO, EVPs and outside Directors are eligible to receive annual stock unit awards under the 1994 Stock Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the 1994 Stock Plan and all similar awards under the Deferred Compensation Program since January 1, 1989, may not exceed Conseco's consolidated total net gains from the sale of investments since January 1, 1989. Conseco's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco's earnings per share (reduced by the earnings per share attributable to gains or losses from the sale of investments) for such year exceed 110 percent of such earnings per share for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant's salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See -- Employment Contracts and Change-In-Control Arrangements for the definition of change of control.

                                          COMPENSATION COMMITTEE

                                          James D. Massey, Chairman
                                          M. Phil Hathaway
                                          Dennis E. Murray, Sr.

PERFORMANCE GRAPH

     The Performance Graph compares Conseco's cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Dow Jones Life Insurance Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1992 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the Dow Jones Life Insurance Index and that all dividends were reinvested. Conseco has been included in the S&P 500 Index since January 15, 1997 and in the Dow Jones Life Insurance Index since July 1, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG CONSECO, S&P 500 INDEX AND DOW JONES LIFE INSURANCE INDEX

                                                                        DJ LIFE
               MEASUREMENT PERIOD                                      INSURANCE          S&P 500
             (FISCAL YEAR COVERED)                 CONSECO, INC.         INDEX             INDEX
1992                                                           100               100               100
1993                                                           120               100               110
1994                                                            94                90               112
1995                                                           137               125               153
1996                                                           281               165               189
1997                                                           403               244               252

                                          FIVE-YEAR
                                        AVERAGE ANNUAL
                                         TOTAL RETURN
CONSECO, INC.                                32%
DJ LIFE INSURANCE INDEX                      20%
S&P 500 INDEX                                20%

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of Conseco, and the other four most highly compensated executive officers of Conseco in 1997 (collectively, the "Named Officers").

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                ANNUAL COMPENSATION                        AWARDS
                                         ---------------------------------   ----------------------------------
                                                                                                NUMBER OF
                                                                             RESTRICTED   SECURITIES UNDERLYING
                                                                               STOCK          OPTIONS/SARS           ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY       BONUS      OTHER(1)   AWARDS(2)       (IN SHARES)(3)       COMPENSATION(4)
  ---------------------------     ----   --------   -----------   --------   ----------   ---------------------   ---------------
Stephen C. Hilbert..............  1997   $250,000   $15,000,000   $163,240   $4,156,373         2,561,792             $ 4,297
Chairman of the Board,            1996    250,000    13,576,436    135,594    2,345,556           819,240               3,498
  President and                   1995    250,000     7,416,286    152,751    2,355,190         1,000,000               3,174
  Chief Executive Officer
Ngaire E. Cuneo.................  1997    250,000     2,612,000                 780,035           621,859               4,983
Executive Vice President,         1996    250,000     4,714,040                 842,114            48,080               1,129
  Corporate Development           1995    250,000     2,564,186                 864,557           400,000                 959
Rollin M. Dick..................  1997    250,000     3,816,000               1,108,184           853,452              20,669
Executive Vice President          1996    250,000     4,714,040                 842,114           245,800              19,825
  and Chief Financial Officer     1995    250,000     2,564,186                 864,557           400,000              15,167
Donald F. Gongaware(5)..........  1997    250,000     3,816,000               1,108,184           827,077              12,741
Executive Vice President          1996    250,000     4,714,040                 842,114           245,800              12,357
  and Chief Operations Officer    1995    250,000     2,564,186                 864,557           400,000              10,097
James S. Adams(6)...............  1997    160,000       600,000                      --             6,000               3,789
Senior Vice President,
  Chief Accounting Officer
  and Treasurer

------------
(1) Amounts for all years include $116,470 of imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988. The other Named Officers did not have other annual compensation for 1997, 1996 or 1995 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1997 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1997 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1998, the date of award. The amounts shown for 1996 in this column represent the value of stock units awarded for 1996 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1997, the date of award. The amounts shown for 1995 in this column represent the value of stock units awarded for 1995 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1996, the date of the award. Dividends are paid on the stock units. Units awarded to Messrs. Dick and Gongaware vest immediately pursuant to the terms of the 1994 Stock Plan. The table below shows the aggregate holdings of stock units at March 31, 1998 as if outstanding on December 31, 1997, the aggregate value of such stock units as of December 31, 1997 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

                                                                         AGGREGATE
                                                                         UNITS IN        AGGREGATE
                                                                       PARTICIPANT'S     VALUE AT       VESTED
                                                                          ACCOUNT        12/31/97        UNITS
                                                                       -------------     ---------      ------
            Stephen C. Hilbert.....................................      1,759,596      $79,563,961    1,218,972
            Ngaire E. Cuneo........................................        181,018        8,135,634        9,022
            Rollin M. Dick.........................................        261,534       11,826,567      261,534
            Donald F. Gongaware....................................        496,432       22,448,655      496,432
            James S. Adams.........................................             --               --           --

    Stock units previously awarded to Mr. Hilbert and Ms. Cuneo will vest in the next three years conditioned upon continued employment with Conseco as follows:

                                                                           12/31/98    12/31/99    12/31/00
                                                                           --------    --------    --------
            Stephen C. Hilbert.........................................    191,034      77,078     130,166
            Ngaire E. Cuneo............................................     63,958      21,819      47,782

(3) No stock appreciation rights have been granted.

(4) For 1997, the amounts reported in this column represent amounts paid for the Named Officers for group and individual life insurance premiums and the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer.

                                                      LIFE INSURANCE    GROUP LIFE    CONSECOSAVE PLAN
                                                         PREMIUMS       INSURANCE       CONTRIBUTION
                                                      --------------    ----------    ----------------
    Stephen C. Hilbert............................       $ 3,420          $  288           $  589
    Ngaire E. Cuneo...............................         1,020             174            3,789
    Rollin M. Dick................................        15,620           1,260            3,789
    Donald F. Gongaware...........................         8,250             702            3,789
    James S. Adams................................            --              --            3,789

(5) Mr. Gongaware retired on March 31, 1998.

(6) No 1995 or 1996 compensation information is reported for Mr. Adams because he was not an executive officer in those years.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Hilbert currently is employed pursuant to an employment agreement dated January 1, 1987, which provides for an annual base salary of $250,000, an annual bonus equal to three percent of Conseco's annual pre-tax net profits, and certain insurance and other fringe benefits. This agreement renews annually for a five-year period, unless either party notifies the other, in which case the agreement expires five years from the last renewal date. See Report of the Compensation Committee for a discussion of the terms of the proposed New CEO Contract, which will supersede Mr. Hilbert's current employment agreement if shareholders approve the CEO Bonus Provisions. In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with Conseco, Conseco made a $1,900,000 interest-free loan to Mr. Hilbert. See -- Certain Relationships and Related Transactions.

     Conseco has employment agreements with Mr. Dick and Ms. Cuneo for terms ending December 31, 2001. Each employment agreement provides for a minimum annual salary of $250,000, annual bonuses in the discretion of the Board of Directors, and certain insurance and other fringe benefits.

     Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement following a change in control of Conseco (a "Control Termination"), a severance allowance equal to 60 months of his or her monthly rate of salary, bonus and other benefits. For such purposes a Control Termination includes a termination by the employee if his or her duties or responsibilities are changed following a change in control. The employee also may elect to have Conseco purchase all Common Stock and all options to purchase Common Stock, without deduction of the applicable exercise prices, held by such person at a price per share equal to the highest market price in the preceding six months.

     As defined in the employment agreement for Mr. Hilbert, "change in control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. A "change in control" shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's then outstanding securities; or (ii) individuals who were members of the Board of Directors immediately prior to a meeting of the shareholders of Conseco involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election. The employment agreements for the remaining Named Officers contain the same "change in control" definition except no change in control shall have occurred pursuant to: (i) a Rule 13e-3 transaction under the Exchange Act; or (ii) any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of Conseco's Board of Directors and such person's ownership is for investment purposes.

     See the discussion under the table headed Option Grants in 1997 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1997. For stock units awarded under the Deferred Compensation Program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Conseco before the Transaction shall cease to constitute a majority of the Board of Directors of Conseco or any successor to Conseco; (iii) Conseco is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of Conseco, other than (a) affiliates within the meaning of the Exchange Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding voting securities; or (v) Conseco transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Conseco.

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 1997 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1997.

         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS (IN SHARES) AT        IN-THE-MONEY OPTIONS AT
                            NUMBER OF                         DECEMBER 31, 1997           DECEMBER 31, 1997(2)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME              ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------   -------------   -----------   -------------
Stephen C. Hilbert.....     3,941,492      $99,866,626    2,599,292      4,528,248     $15,896,351   $138,106,073
Ngaire E. Cuneo........       976,748       27,041,147      632,209        589,398       4,592,286     17,284,927
Rollin M. Dick.........     1,318,052       33,633,316      890,952      1,378,248       6,089,335     42,097,448
Donald F. Gongaware....     1,278,052       32,648,316      864,577      1,258,248       5,936,822     38,448,548
James S. Adams.........        20,040          744,997      114,120        492,400       3,694,680     11,785,903

------------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the dates of exercise over the relevant exercise prices, which in each case were equal to the market values on the dates the options were originally granted.

(2) The value is calculated based on the aggregate amount of the excess of $45.22 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange ("NYSE") for the last business day of 1997) over the relevant exercise prices.

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1997 to the five Named Officers.

                             OPTION GRANTS IN 1997

                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                                                % OF TOTAL
                               NUMBER OF      OPTIONS GRANTED    PER SHARE                     GRANT DATE
                                OPTIONS       TO EMPLOYEES IN    EXERCISE     EXPIRATION        PRESENT
            NAME                GRANTED            1997          PRICE(1)        DATE           VALUE(2)
            ----               ---------      ---------------    ---------    ----------       ----------
Stephen C. Hilbert..........  2,410,136(3)         35.6%          $39.44        5/18/07       $21,572,465
                                151,656(3)          2.2            40.19        6/07/07         1,369,465
Ngaire E. Cuneo.............    537,176(3)          7.9            39.44        5/18/07         4,808,115
                                 57,533(3)           .8            40.19        6/07/07           519,527
                                 27,150(3)           .4            48.38       10/12/07           291,546
Rollin M. Dick..............    797,076(3)         11.8            39.44        5/18/07         7,134,408
                                 56,376(3)           .8            40.19        6/07/07           509,080
Donald F. Gongaware.........    770,701(3)         11.4            39.44        5/18/07         6,898,333
                                 56,376(3)           .8            40.19        6/07/07           509,080
James S. Adams..............      3,872(4)           .1            43.00       12/18/07            36,130
                                    628(5)            *            43.00       12/18/04             5,860
                                  1,500(6)            *            43.00       12/18/05            13,997

------------
 *  Less than .1 percent

(1) Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were:
    28 percent volatility (which was the implied volatility of the Common Stock at the date of grant); a 6.5 percent risk-free rate of return (which was the yield as of the date of grant on a U.S. Strip Treasury zero-coupon bond expiring in May 2001); a .9 percent dividend yield (which was the approximate dividend yield on the date of grant); and a four-year average life for the options (which was the approximate average life of all previously issued options). A discount of 25 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco's use of this model does not constitute an acknowledgment that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3) The options reported are non-qualified stock options which vested six months after the date of grant. The options were granted as part of the Company's option exercise reload program. See -- Report of the Compensation Committee on Executive Compensation.

(4) The options reported are non-qualified stock options, of which 3,000 vest three years from the date of the grant and 872 vest four years from the date of grant.

(5) The options reported are incentive stock options which vest four years from the date of grant.

(6) The options reported are incentive stock options which vest five years from the date of grant.

     The options granted to the Named Officers in 1997 were under the Conseco 1997 Non-Qualified Stock Option Plan (the "1997 Plan") except for the incentive stock options received by Mr. Adams which were granted under the 1994 Stock Plan. All outstanding options under the 1994 Stock Plan and the 1997 Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Stock Plan and the 1997
Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A "Change of Control" of Conseco is deemed to occur under the 1994 Stock Plan and the 1997 Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or
(ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on
Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

     In the event of a Control Termination of the employment agreement of a Named Officer (see Employment Contracts and Change-in-Control Arrangements) such Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by the Named Officer of all or any portion of the options then outstanding held by the Named Officer to purchase shares of Common Stock ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the highest per share fair market value of Common Stock on any day during the period beginning six months prior to the date of the Named Officer's election pursuant to his or her employment agreement. To compensate the Named Officer for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by the Named Officer.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of Conseco are entitled to receive an annual fee of $50,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Directors are eligible to participate in and receive annual awards of up to $30,000 under the 1994 Stock Plan. For 1997, 724 stock units were awarded under the 1994 Stock Plan to each of Dr. Decatur and Messrs. Hathaway, Massey, Murray and Mutz. The Common Stock represented by the stock unit awards for 1997 had a market value of $40,883 on March 31, 1998 (the date of award). Such stock unit awards vest (assuming the Director continues in office) upon the earlier of: (i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The 1994 Stock Plan also provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant.

Dr. Decatur and Messrs. Hathaway, Massey, Murray and Mutz each received such a grant in 1997. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The current members of the Compensation Committee are Messrs. Hathaway, Massey and Murray, each of whom served on the Compensation Committee throughout 1997. Mr. Massey serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee is a participant in the Director, Executive and Senior Officer Stock Purchase Plan. See -- Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1996, Conseco adopted a Director, Executive and Senior Officer Stock Purchase Plan (the "Purchase Plan") to encourage direct, long-term ownership of Conseco stock by Directors, executive officers and certain senior officers. Under the original Purchase Plan, up to 4 million shares of Common Stock could be purchased in open market or negotiated transactions with independent parties. In February 1997, the Purchase Plan was expanded to permit the purchase of an additional 4 million shares. Purchases were financed by personal loans to the participants from a bank. Such loans were collateralized by the Conseco stock purchased. Conseco guaranteed the loans, but has recourse to the participants if it incurs a loss under the guarantee. In addition, Conseco has agreed to provide loans to the participants for the interest payments under the bank loans. A total of 39 Directors and officers of Conseco and its subsidiaries elected to participate in the Purchase Plan and purchased all 8 million shares of Common Stock offered under the Purchase Plan. At December 31, 1997, the bank loans guaranteed by Conseco totaled $247.4 million and the loans provided by Conseco totaled $9.3 million. The Common Stock which collateralizes the bank loans had a fair value of $453.0 million on March 31, 1998. As of December 31, 1997, the outstanding principal balances of the interest-payment loans provided by Conseco to the Directors and the Named Officers (or to trusts or limited partnerships established by them) were as follows: Mr. Hilbert, $3,269,352; Ms. Cuneo, $657,183; Mr. Dick, $1,860,944; Mr.
Gongaware, $853,728; Dr. Decatur, $224,905; Mr. Hathaway, $6,857; Mr. Adams, $112,468; Mr. Massey, $251,720; Mr. Murray, $1,262,017; and Mr. Mutz, $15,347.
Such loans bear interest at the variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility, and as of December 31, 1997, the interest rate on such loans was 6.5%. As of December 31, 1997, the outstanding principal balances of the bank loans to the Directors and Named Officers (or to trusts or limited partnerships established by them) which are guaranteed by Conseco were as follows: Mr. Hilbert, $81,644,353; Ms. Cuneo, $21,489,945; Mr. Dick, $42,657,845; Mr.
Gongaware, $16,998,753; Dr. Decatur, $9,494,248; Mr. Hathaway, $433,005; Mr.
Adams, $4,747,181; Mr. Massey, $6,414,846; Mr. Murray, $35,570,179; and Mr.
Mutz, $866,035.

     In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan was evidenced by a secured promissory note. Such note was replaced with an unsecured promissory note dated May 13, 1996 which does not bear interest prior to maturity and is payable in one installment due two years after termination of Mr. Hilbert's employment agreement with the Company. The Company accepted the new note because of Mr. Hilbert's increased net worth since February 1988. The note includes a covenant not to compete which continues in effect until maturity or until the note is paid in full, if earlier.

                         BOARD MEETINGS AND COMMITTEES

     During 1997, the Board of Directors held 10 meetings. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

     The Board has a Compensation Committee which met or took action by written consent on seven occasions during 1997. The Compensation Committee is authorized to set the compensation of the Company's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Board also has an Audit Committee, which held three meetings in 1997. The Audit Committee has general oversight responsibility with respect to Conseco's accounting and financial reporting activities, including meeting with Conseco's independent auditors and its chief financial and accounting officers to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table on pages 4 and 5. In addition, the Audit Committee oversees compliance programs of Conseco and its subsidiaries where such oversight is delegated by the Board of Directors or specified by contract. See Election of Directors.

     The Board of Directors does not have a nominating committee. Conseco's Bylaws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. The Bylaws specify the timing and content of the written notice that must be provided by any shareholder wishing to make a nomination for the election of a director. See Shareholder Proposals.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Conseco's Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1997 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act. To Conseco's knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to Conseco's officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 1997, except for one late report by Donald F. Gongaware to report two changes in the form of his beneficial ownership.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. served as the independent accountants to audit the financial statements of Conseco for 1997 and have been selected by the Board of Directors to serve as such for 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                             SHAREHOLDER PROPOSALS

     Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 1999 Annual Meeting must be received by Conseco by December 10, 1998. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 1999 Annual Meeting. In addition, the Company's Bylaws establish advance notice procedures as to: (i) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors; and (ii) the nomination, other than by the Board of Directors or a committee appointed by the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at the 1999 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

                                 ANNUAL REPORT

     Conseco's Annual Report for 1997 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                 OTHER MATTERS

     Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          JOHN J. SABL
                                          Secretary

April 10, 1998

                                                                       EXHIBIT A

               PERFORMANCE-BASED BONUS PROVISIONS IN THE PROPOSED
                  EMPLOYMENT AGREEMENT WITH STEPHEN C. HILBERT

     In addition to base salary, Stephen C. Hilbert ("Executive") shall be entitled to receive annually a bonus to be calculated and paid for each fiscal year as follows:

     (i) First, the maximum potential bonus to Executive for such year (the "Maximum Bonus") shall be computed. The Maximum Bonus for a fiscal year shall be equal to three percent (3%) of the annual Net Profits (as defined below) for such fiscal year of the Company. The bonus shall be calculated from the books and records of the Company which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. The Maximum Bonus for a fiscal year shall be payable, without reference to any other tests, to the extent it does not exceed the Non-Discretionary Amount (as determined pursuant to clause (v) below, the "Non-Discretionary Amount") applicable to such year. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back or deduct, in each case to the extent such items were deducted or added in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to Executive and the Company's Executive Officers. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each cash net of applicable tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effects of changes in accounting principles. "Executive Officers" shall mean all of the Company's executive vice presidents and its other officers, except Executive, designated as "executive officers" by the Company's Board of Directors.

     (ii) If the Maximum Bonus exceeds the Non-Discretionary Amount for such fiscal year a separate calculation shall be made to determine what portion, if any, of the Maximum Bonus in excess of the Non-Discretionary Amount could be paid and still permit the Company's ROE (as determined pursuant to clause (iii) below, the "ROE") for such fiscal year to be at least 15% (such amount exceeding the Non-Discretionary Amount and meeting such 15% ROE test for such fiscal year being referred to as the "Additional Potential Bonus"). The Additional Potential Bonus for a fiscal year would then be payable to Executive for such fiscal year subject to the discretion of the Compensation Committee to reduce or eliminate (in whole or in part) the payment of the Additional Potential Bonus for such year in its discretion.

     (iii) The ROE for a fiscal year shall be determined by dividing (x) the Company's Income from Continuing Operations for such fiscal year, reduced by any dividends accrued with respect to such fiscal year on the Company's preferred stock, to the extent that such dividends were not deducted in the computation of Income from Continuing Operations (it being understood that any amounts paid to induce the conversion of preferred stock are not to be considered dividends on preferred stock), by (y) the arithmetic average of the Company's Average Common Equity (as defined below) for the four quarters of such fiscal year. The "Average Common Equity" of the Company for a quarter shall mean the arithmetic average of the common shareholders equity of the Company shown on its financial statements (adjusted to exclude unrealized appreciation or depreciation of fixed maturity securities net of any applicable expenses and deferred income taxes, as so adjusted "Common Shareholders Equity") as of the end of such fiscal quarter (as adjusted as provided below, the "Quarter End Equity") and the end of the preceding quarter (the "Quarter Start Equity"); provided, that if one or more Significant Events (as defined below) has occurred during the fiscal quarter as to which Average Common Equity is being determined, then the impact of each such Significant Event on the Quarter End Equity shall be reduced by a fraction, the numerator of which shall be the number of days in such quarter elapsed before said Significant Event occurred (it being understood that with respect to a Significant Event which includes a series of transactions which closed or were otherwise consummated over a period of time, the Company shall select a reasonable midpoint for purposes of this calculation) and the denominator of which shall be the total number of days in such quarter, and the Quarter End Equity shall be computed taking into account such reductions. "Significant Event" with respect to a quarter shall mean any event (such as a share issuance, share repurchase, conversion, acquisition, disposition, merger, consolidation or change in accounting principles) the effect of which event, or series of related events, is to cause the

Quarter End Equity to change by at least 10% of the Quarter Start Equity from what it would otherwise have been absent such event or series of related events.

     (iv) The Company agrees to give notice to the Compensation Committee as promptly as practicable after the end of each fiscal year of the respective amounts of Maximum Bonus, Additional Potential Bonus and Non-Discretionary Amount for such fiscal year. The Compensation Committee shall then have fifteen
(15) days from the date such notice is sent by the Company to determine the extent, if any, to which the Additional Potential Bonus with respect to such fiscal year shall be reduced or eliminated. The Company shall give notice to Executive not later than five (5) days after the expiration of such 15-day period of the bonus in excess of the Non-Discretionary Amount to be paid for such fiscal year.

     (v) The Non-Discretionary Amount for each of 1998 and 1999 shall be $13.5 million. The Non-Discretionary Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year") to be the arithmetic average of the sum of the Non-Discretionary Amount and the Additional Potential Bonus, in each case regardless of the amount of bonus actually paid, for the two fiscal years immediately preceding such Adjustment Year. The Non-Discretionary Amount as so adjusted shall remain the same with respect to the two fiscal years following such Adjustment Year.

     (vi) The cumulative accrued amount of the bonus shall be calculated as of the end of each of the first three quarters of the Company's fiscal year based on the year-to-date Net Profits, and such accrued bonus, minus accrued bonus payments made for previous quarters of the same fiscal year, shall be paid to Executive as soon as practicable after the Compensation Committee has certified that the payment to be made meets this Net Profits test, but in no event more than forty-five (45) days after the end of the quarter; provided, that the cumulative maximum bonus payable with respect to the (i) first quarter shall not exceed 25% of the Non-Discretionary Amount, (ii) first two quarters shall not exceed 50% of the Non-Discretionary Amount and (iii) first three quarters shall not exceed 75% of the Non-Discretionary Amount for such fiscal year. The aggregate bonus for the fiscal year, minus the quarterly accrued payments made for the year, shall be paid to Executive as soon as practicable after the Compensation Committee has certified that the payment to be made meets this Net Profits test, but in no event more than ninety (90) days, after the fiscal year end. If the quarterly payments for the first three quarters of any fiscal year exceed the aggregate bonus payable for the entire year, the amount of such excess shall be repaid to the Company by Executive.

                                                                       EXHIBIT B

       CONSECO PERFORMANCE-BASED COMPENSATION PLAN FOR EXECUTIVE OFFICERS

     Conseco, Inc. ("Conseco" or the "Company") hereby establishes this Performance-Based Compensation Plan for Executive Officers (the "Plan"). This Plan shall become effective upon the approval hereof by the shareholders of Conseco and shall thereupon replace the Company's existing Performance-Based Compensation Plan for Executive Vice Presidents.

     Each of Conseco's Executive Officers ("Executive Officers" being its Executive Vice Presidents and its other officers, other than its Chief Executive Officer (the "CEO"), designated as "executive officers" by Conseco's Board of Directors) shall receive a bonus with respect to each fiscal year determined as set forth below.

     1. First, the maximum potential bonus per Executive Officer for such year (the "Maximum Bonus") shall be computed. The Maximum Bonus for a fiscal year shall be equal to one percent (1%) of the annual Net Profits (as defined below) for fiscal year of the Company. The bonus shall be calculated from the books and records of the Company which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to the CEO and the Executive Officers. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each case of net applicable tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effects of changes in accounting principles.

     2. A separate calculation shall be made to determine what portion, if any, of the Maximum Bonus in excess of the Base Amount (as defined below) could be paid per Executive Officer and still permit the Company's ROE (as determined pursuant to clause (iii) below, the "ROE") for such fiscal year to be at least 15% (such amount exceeding the Base Amount and meeting such 15% ROE test for such fiscal year being referred to as the "Additional Potential Bonus"). The bonus payable to each Executive Officer for such fiscal year shall be 1% of the Net Profits for such fiscal year, but only to the extent such bonus does not exceed the sum of the Base Amount and the Additional Potential Bonus for such fiscal year; provided, that (i) no Executive Officer shall receive a bonus pursuant to this Plan for a fiscal year in excess of the Base Amount to the extent such total bonus would exceed one-third of the total bonus paid to the CEO for such fiscal year and (ii) such bonus may be reduced as provided in Item 5 below.

     3. The ROE for a fiscal year shall be determined by dividing (x) the Company's Income from Continuing Operations for such fiscal year, reduced by any dividends accrued with respect to such fiscal year on the Company's preferred stock, to the extent that such dividends were not deducted in the computation of Income from Continuing Operations (it being understood that any amounts paid to induce the conversion of preferred stock are not to be considered dividends on preferred stock), by (y) the arithmetic average of the Company's Average Common Equity (as defined below) for the four quarters of such fiscal year. The "Average Common Equity" of the Company for a quarter shall mean the arithmetic average of the common shareholders equity of the Company shown on its financial statements (adjusted to exclude unrealized appreciation or depreciation of fixed maturity securities net of any applicable expenses and deferred income taxes, as so adjusted "Common Shareholders Equity") as of the end of such fiscal quarter (as adjusted as provided below, the "Quarter End Equity") and the end of the preceding quarter (the "Quarter Start Equity") provided, that if one or more Significant Events (as defined below) has occurred during the fiscal quarter as to which Average Common Equity is being determined, then the impact of each such Significant Events on the Quarter End Equity shall be reduced by a fraction, the numerator of which shall be the number of days in such quarter elapsed before said Significant Event occurred (it being understood that with respect to a Significant Event which includes a series of transactions which closed or were otherwise consummated over a period of time, the Company shall select a reasonable midpoint for purposes of this calculation) and the denominator of which shall be the total number of days in such quarter, and the Quarter End Equity shall be computed taking into account such reductions. "Significant Event" with respect to a quarter shall mean any event (such as a share issuance, share repurchase, conversion, acquisition, disposition, merger, consolidation or change in accounting principles) the effect of which event, or series of related events, is to cause the Quarter End Equity to change by at least 10% of the Quarter Start Equity from what it would otherwise have been absent such event or series of related events.

     4. The Base Amount for each of 1998 and 1999 shall be $4.5 million. The Base Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year"), to be the arithmetic average of the sum of the Base Amount and the Additional Potential Bonus, in each case regardless of the amount of bonus actually paid, for the two fiscal years immediately preceding such Adjustment Year. The Base Amount as so adjusted shall remain the same with respect to the two fiscal years following such Adjustment Year.

     5. Upon the recommendation of Conseco's CEO, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") may reduce the amount of the bonus that would have been payable under the Plan to any of the affected executives. Such reduction shall be at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders. The respective bonus to each Executive Officer for the fiscal year, minus the quarterly payments to such Executive Officer described below shall be paid as soon as practicable after the Compensation Committee has certified that the payment meets the Net Profits test specified in the Plan.

     6. The cumulative accrued amount of each bonus shall be calculated as of the end of each fiscal quarter of the Company's fiscal year based on the year-to-date financial results. An amount not in excess of such accrued bonus, minus accrued bonus payments made for previous quarters of the same fiscal year, shall be paid to the respective Executive Officer as soon as practicable after the Compensation Committee has certified that the payment to be made meets the Net Profits test specified in the Plan, provided that (i) the cumulative maximum bonus payable with respect to the first quarter shall not exceed 25% of the Base Amount, first two quarters shall not exceed 50% of the Base Amount and first three quarters shall not exceed 75% of the Base Amount for such fiscal year, and
(ii) upon the recommendation of Conseco's CEO, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") may reduce the amount of the bonus that would have been payable for any quarter to any of the affected Executive Officers (such reduction being at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders). If the quarterly payments for any fiscal year exceed the bonus payable for the entire year, the amount of such excess shall be repaid to the Company by the Executive Officer.

     7. The Compensation Committee shall have the sole authority to administer the Plan and make all decisions to interpret and apply its provisions. Written interpretations not inconsistent with the terms hereof may be issued from time to time by the Compensation Committee as guidance for interpreting and applying the Plan's provisions.

PROXY                           CONSECO, INC.
                PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Each person signing this card on the reverse side hereby appoints as proxies Rollin M. Dick, Donald F. Gongaware and Ngaire E. Cuneo, or any of them, with full power of substitution, to vote all shares of common stock and shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference, 530 College Drive, Carmel, Indiana, at 11:00 a.m. local time on May 14, 1998, and any adjournments thereof.

        The proxies are hereby authorized to vote as follows:
1. Election of Stephen C. Hilbert, Ngaire E. Cuneo and M. Phil Hathaway as Directors for three-year terms expiring in 2001.

     [ ] FOR (except as shown on line)         [ ] WITHHELD (as to all nominees)
     (To withhold authority to vote for single nominee, write that nominee's name on this line:)

     ---------------------------------------------------------------------------
2. Approval of the performance-based bonus provision in a proposed Employment Agreement between Conseco, Inc. and Stephen C. Hilbert.

     [ ] FOR                        [ ] AGAINST                     [ ] ABSTAIN

3. Approval of the Conseco Performance-Based Compensation Plan for Executive Officers.

     [ ] FOR                        [ ] AGAINST                     [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ITEMS 1 THROUGH 3.


                                       Please sign below exactly as your name
                                       appears on the label.  When signing as
                                       attorney, corporate officer or
                                       fiduciary, please give full title as
                                       such.  The undersigned hereby
                                       acknowledges receipt of the Notice of
                                       the Annual Meeting and Proxy Statement
                                       dated April 10, 1998.



                                       Dated:____________________, 1998.


                                       _________________________________
                                       Signature(s)


              PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY